Exhibit (a)(5)(clvi)

We are pleased to inform you that the injunction sought by the Department of Justice to prevent our proposed acquisition of PeopleSoft has been rejected. We are optimistic that this ruling will result in near-term discussions with the PeopleSoft board, and we have sent them a letter requesting a meeting.

We remain committed to the acquisition of PeopleSoft because we believe the combination will make Oracle a more competitive company and ensure continued innovation in a rapidly evolving market. Scale in this changing world is critical and the larger combined customer base will enable Oracle to accelerate investments in R&D and offer customers a superior solution at a lower price.

We believe we are in a strong position to absorb this acquisition quickly and efficiently and produce the benefits outlined for customers and shareholders. Our strategy is focused on a singular, consolidated approach to the futureone brand, one product vision, one go-to-market plan, and one global infrastructure.

Oracle customers will benefit from both the incorporation into the E-Business Suite of the best PeopleSoft product features and capabilities, as well as from a larger combined applications development budget. In the meantime, development of the E-Business Suite will continue on its current schedule, and there will be no disruption to customers’ relationships with Oracle. As for PeopleSoft customers, they will benefit from support and enhancements to the PeopleSoft product line, while also gaining a superior future product roadmap.

We would like to thank each of you for your concentration on our business, despite the quite public process we have endured. We hope the ruling closes this chapter, and we look forward to meeting with the board of directors of PeopleSoft to complete a deal.

To review our press release and the court’s decision, please go to the following link.

http://www.oracle.com/peoplesoft/index.html

Safra and Charles

THE SOLICITATION AND THE OFFER TO BUY PEOPLESOFT’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND PEPPER ACQUISITION CORP. FILED ON JUNE 9, 2003, AS AMENDED AND RESTATED ON FEBRUARY 12, 2004 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE AMENDED AND RESTATED OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM CREDIT SUISSE FIRST BOSTON LLC, THE DEALER MANAGER FOR THE OFFER, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.